Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Financial Accounting Standards Board (FASB) Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable), accompanying the consolidated financial statements and schedule included in the Annual Report of TomoTherapy Incorporated and subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of TomoTherapy Incorporated on Form S-8 (File No. 333-144318, effective July 3, 2007 and File No. 333-142829, effective May 10, 2007).

/s/ GRANT THORNTON LLP
Madison, Wisconsin
March 19, 2008